Exhibit 99.1

QT Imaging Inks Exclusive Distribution Agreement with Gulf Medical for Saudi Arabia
Shipments of five scanners per quarter starting on Q1’26
for total revenue of approximately $33 million over three years
Novato, Calif. – QT Imaging Holdings, Inc. (“QTI” or the “Company”) (OTCQB: QTIH), a medical device company engaged in research, development, and commercialization of innovative body imaging systems, is pleased to announce that it has entered into an exclusive distribution agreement (the "Agreement") with Gulf Medical Co. (“GMC”) in Saudi Arabia (the "Territory").
The U.S. FDA-cleared QTI Breast Acoustic CT™ scanner is the first non-invasive breast imaging technology that provides a true 3D image of the breast anatomy without compression, contrast administration, or harmful ionizing radiation. The Company also recently unveiled its ongoing strategic initiative to build the QTI Cloud Platform, designed to transform breast health through imaging intelligence. Utilizing a tiered Software as a Service (SaaS) delivery model, the QTI Cloud Platform will provide subscribers with access to a large and growing portfolio of AI-driven tools that automate findings classification and deliver consistent second-read decision support.
Under the terms of the Agreement, GMC will become the exclusive distributor of QTI Breast Acoustic CT™ scanners and user subscriptions to the QTI Cloud Platform in the Territory. The Agreement provides for minimum order quantities of five scanners per quarter, starting in the first quarter of 2026, through the end of 2028, for a total minimum of 60 scanners and revenue of more than $33 million.
QTI breast imaging technology providing a solution for younger women is well suited as genetic predispositions, particularly BRCA1 and BRCA2 mutations, significantly contribute to the increased incidence of breast cancer in this region. Studies have reported a higher prevalence of BRCA mutations among Saudi Arabian women with breast cancer compared to other populations, suggesting a unique genetic susceptibility within this group.1 A large proportion of breast cancer cases in Saudi Arabia occur among women aged 40 to 59 years, underscoring the critical need for targeted awareness campaigns and screening initiatives to promote early detection and improve prognoses.
“We are excited to have GMC as our exclusive distributor in Saudi Arabia,” said QTI’s Chief Executive Officer, Dr. Raluca Dinu. “Successfully marketing and distributing an innovative technology like the QTI Breast Acoustic CT™ scanner requires a deep understanding of regional market dynamics and the specific needs of clinicians and patients. With GMC’s proven track record in introducing advanced medical technologies, we are confident they are the ideal partner.”
Source
1 Almohanna, H., Almsned, F., Alharbi, H. et al. A comprehensive epidemiological analysis of breast cancer in the Eastern Province of Saudi Arabia. Sci Rep 15, 20816 (2025). https://doi.org/10.1038/s41598-025-05276-7

About Gulf Medical Co.
Gulf Medical Co. was founded in 1983 to bring the most innovative medical solutions to the middle east. It is owned by Al-Naghi Group “since 1911” and it serves the medical field in different product lines, bringing many firsts in medical solutions to the region; with a core value that its service does not end at the award of a sale; but only begins at the award and continues for many years to come after, this is side by side to customers and patients. Learn more at www.gulfmedical.com.
About QT Imaging Holdings, Inc.
QT Imaging Holdings, Inc. is a public (OTCQB: QTIH) medical device company engaged in research, development, and commercialization of innovative body imaging systems using low frequency sound waves. QT Imaging Holdings, Inc. strives to improve global health outcomes. Its strategy is predicated upon the fact that medical imaging is critical to the detection, diagnosis, and treatment of disease and that it should be safe, affordable, accessible, and centered on the patient’s experience. For more information on QT Imaging Holdings, Inc., please visit the company’s website at www.qtimaging.com.
Breast Acoustic CT™ is a trademark of an affiliate of QT Imaging Holdings, Inc.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as “will,” and “expect,” or the negative thereof or comparable terminology, and include (without limitation) statements regarding contracted sales quantities and revenue from such sales of the QT Imaging Breast Acoustic CT imaging technology and user subscriptions to the QTI Cloud Platform in the Territory, the presentation and performance of the QT Imaging Breast Acoustic CT imaging technology, plans for QT Imaging Holdings, new product development and introduction, and product sales growth and projected revenues. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. These risks include, but are not limited to: research results from the use of the QT Imaging Breast Acoustic CT Scanner, clinical studies, the ability of QT Imaging Holdings to sell and deploy the QT Imaging Breast Acoustic CT Scanner, regulatory matters in the Territory, the ability to extend product offerings into new areas or products, the ability to commercialize technology, unexpected occurrences that deter the full documentation and “bring to market” plan for products, trends and fluctuations in the industry, changes in demand and purchasing volume of customers, unpredictability of suppliers, the ability to attract and retain qualified personnel and the ability to move product sales to production levels. Additional factors that could cause actual results to differ are discussed under the heading “Risk Factors” and in other sections of QT Imaging Holding’s filings with the SEC, and in its other current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to QT Imaging Holdings as of the date hereof, and QT Imaging Holdings assumes no obligation to update any forward-looking statement.
Contacts
For media inquiries, please contact:
Stephen Kilmer
Head of Investor Relations
Stephen.Kilmer@qtimaging.com
Direct: (646) 274-3580